Exhibit 10.11

CONTRIBUTION AGREEMENT
DATED DECEMBER 31, 2023
BETWEEN
FIGURE LENDING CORP.
AND
FIGURE TECHNOLOGIES, INC.

CONTRIBUTION AGREEMENT
This CONTRIBUTION AGREEMENT (this “Agreement”) is made as of December 31, 2023 (the “Effective Date”) by and between Figure Lending Corp. a Delaware corporation (“Recipient”) and Figure Technologies, Inc., a Delaware corporation (“Contributor”). Each of Recipient and Contributor are referred to in this Agreement as a “Party”, and collectively as the “Parties”.
R E C I T A L S
WHEREAS, effective as of the Effective Date, Contributor shall transfer or cause other members of the Contributor Group (as defined in this Agreement) to transfer the Contributed Assets (as defined in this Agreement) to Recipient, and Recipient will accept the Contributed Assets and assume the Assumed Liabilities (as defined and further described in this Agreement) in accordance with the terms of this Agreement.
NOW THEREFORE, the Parties hereby agree as follows:
Article I
DEFINITIONS
As used in this Agreement the following terms will have the meaning indicated:
“Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such other Person. For the purposes of this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other interests, by contract, or otherwise; provided that no member of the Recipient Group, on the one hand, and no member of the Contributor Group, on the other hand, shall be deemed to be an Affiliate of any member of the other Group.
“Assumed Liabilities” has the meaning set forth on Article II(b).
“Contributed Assets” has the meaning set forth on Article II(a).
“Contributed Contracts” means the contracts set forth on Exhibit A.
“Contributed Copyrights” means, to the extent owned by or registered in the name of any Contributor Group member(s) immediately prior to the Effective Date, any Copyrights embodied by the Contributed Technology.
“Contributed Documents” means, to the extent transferable by any Contributor Group member(s), copies of all internal documents, policies, procedures, compliance matrices, decision trees, and law firm memos or opinions related to the Contributed Assets or the Recipient Business, but excluding (i) any documents or information which are subject to attorney client privilege if providing such documents or information to Recipient cannot be accomplished in a manner that protects such privilege, and (ii) Contributed Technology.

“Contributed Equity” means the equity interest assets owned by Contributor and set forth on Exhibit A.
“Contributed Intellectual Property Rights” means (i) the Contributed Trademarks, (ii) the Contributed Internet Properties, (iii) the Contributed Patents and (iv) the Contributed Copyrights, in each case subject to the rights reserved by or granted to Contributor Group members in this Agreement.
“Contributed Internet Properties” means, to the extent owned by or registered in the name of any Contributor Group member(s) immediately prior to the Effective Date, (i) the registrations of domain names set forth on Exhibit A, and (ii) the right to assume administrative control over such registrations and DNS information applicable thereto.
“Contributed Patents” means, to the extent owned by any Contributor Group member(s) immediately prior to the Effective Date, the Patents expressly identified on Exhibit A.
“Contributed Tangible Assets” means, to the extent owned by any Contributor Group member(s) immediately prior to the Effective Date, the tangible assets used exclusively in the Recipient Business and set forth on Exhibit A.
“Contributed Technology” means copies of the following, to the extent transferable by any Contributor Group member(s): (i) the Software constituting the Recipient Products, including Source Code where available; (ii) the build instructions and tools, CI/CD workflows, test suites and test harnesses and any other similar materials used in the development, testing, maintenance or support of the Recipient Product (other than generally available third party commercial software such as operating systems); (iii) the related documentation for any of the foregoing; (iv) the registration, account, and usage data associated with and collected from end users of the Recipient Products (“User Data”) and (v) the technology set forth on Exhibit A. For clarity, Contributed Technology excludes any Intellectual Property Rights in the foregoing.
“Contributed Trademarks” means, to the extent owned by or registered in the name of any Contributor Group member(s) immediately prior to the Effective Date, the Trademarks set forth on Exhibit A.
“Contributor Group” means Contributor and each Subsidiary of Contributor (excluding, in each case, any member of the Recipient Group).
“Governmental Body” means any: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature; (iv) multi-national organization or body; or (v) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.
“Group” means either the Contributor Group or the Recipient Group, as context requires.
“Intellectual Property Rights” means all rights arising under or associated with the following: (i) patents, patent applications, statutory invention registrations, registered designs,

industrial property rights and similar or equivalent rights in inventions and designs, including all renewals, extensions, reexaminations and reissues, divisions, continuations and continuations-in-part, substitutions and foreign counterparts relating thereto (“Patents”); (ii) trademarks, service marks, trade dress, trade names and other similar designations of origin, together with all goodwill associated therewith and any registrations and applications for registration therefor (“Trademarks”); (iii) Internet address, domain name and URL registrations (“Internet Properties”); (iv) copyrights and any other similar or equivalent rights in works of authorship (including rights in software as a work of authorship) and any other related rights of authors, moral rights, and any registrations and applications for registration thereof (“Copyrights”); (v) trade-secret rights and all other rights in or to confidential business or technical information; (vi) sui generis rights in databases and data collections (including knowledge databases, customer lists and customer databases); and (vii) other similar or equivalent intellectual property rights anywhere in the world. Intellectual Property Rights specifically excludes contractual rights, including license grants.
“Licensed Intellectual Property Rights” means any Copyrights and trade-secret rights owned by any Contributor Group member(s) immediately prior to the Effective Date that (i) are embodied by the Contributed Technology, and (ii) not otherwise transferred as assigned to Recipient and Contributed Intellectual Property Rights. For clarity, Licensed Intellectual Property Rights exclude all Patents, Trademarks and Internet Properties.
“Recipient Business” means, collectively, the business operations of the Recipient Group that are directly and solely engaged in providing a suite of lending products to consumers through business-to-consumer and business-to-business-to-consumer channels using the Recipient Group’s technology platform.
“Recipient Group” means Recipient and each Subsidiary of Recipient.
“Recipient Products” means the products, offerings, distributions and services listed or described on Exhibit B.
“Person” means any individual, partnership, corporation, trust, joint venture, organization or other entity.
“Shared Technology” means any portions of the Contributed Technology that, immediately prior to the Effective Date, are not exclusively related to and used in the Recipient Business. Without limiting the foregoing, Shared Technology includes any portions of Contributed Technology that, immediately prior to the Effective Date, are incorporated in or used in connection with any products, offerings, distributions or services developed (or under development), marketed, sold, licensed, provided, supported or maintained by or for any member of the Contributor Group (beyond the Recipient Products), or that are otherwise used in or necessary to any business operations of any Contributor Group member(s) (beyond the Recipient Business).
“Software” means computer software, whether in Source Code or object code form.
“Source Code” means the underlying instructions for a computer written in human-readable programming languages, including all embedded comments, as well as procedural code such as job control language statements, in a form readable by human beings when displayed on a monitor or printed on paper, etc. and that must be translated into a form that is directly executable by a computer by a process generally known as compiling or assembly.
“Subsidiary” means, with respect to any Person, any other legal entity of which such Person either directly or indirectly: (i) beneficially owns more than 50% of (a) the total combined voting power of all classes of voting securities of such entity, (b) the total combined equity interests or (c) the capital or profit interests; or (ii) otherwise has the power to vote sufficient securities to elect a majority of the board of directors or similar governing body.
“Technology” means all tangible embodiments of technology including (i) Software, Source Code, and executable code, documentation, designs, specifications, files, records, data and similar works of authorship, (ii) inventions, (iii) proprietary and confidential information, and know how, and (iv) databases, data compilations and collections and technical data.
Article II
CONTRIBUTION OF CONTRIBUTED ASSETS; ASSUMPTION OF LIABILITIES
(a)    Effective as of the Effective Date, to the extent that any Contributor Group member has any right, title and interest in and to the following, Contributor (on behalf of itself and the applicable Contributor Group member(s)), hereby contributes, transfers, assigns and conveys to Recipient, subject to the rights retained by the Contributor Group pursuant to Article III of this Agreement, to have and hold forever, all of the Contributor Group members’ right, title and interest in and to the following assets (the “Contributed Assets”):
(i)    the Contributed Contracts;
(ii)    copies of the Contributed Technology (in accordance with Article II(e));
(iii)    the Contributed Intellectual Property Rights, together with the right to sue and recover damages for past infringement, and with respect to Trademarks, the goodwill of the Recipient Business appurtenant thereto;
(iv)    copies of the Contributed Documents (in accordance with Article II(e));
(v)    the Contributed Equity; and
(vi)    the Contributed Tangible Assets.
Without limiting and subject to the license rights expressly granted to Recipient in Article III(a)(i), the Contributed Assets specifically exclude any and all Intellectual Property Rights that are not Contributed Intellectual Property Rights.
(b)    Effective as of the Effective Date, Recipient hereby accepts the contribution, transfer, assignment and conveyance to it of the Contributed Assets, and assumes and agrees to perform or cause to be performed all of the liabilities and obligations which accrue or are required to be performed in connection with or are otherwise associated with the Contributed Assets from, and after the Effective Date, including the liabilities set forth on Exhibit A (the “Assumed Liabilities”). After such contribution, transfer, assignment and conveyance, the Contributor Group will have no rights (except any rights specifically retained by the Contributor Group pursuant to this Agreement) or liabilities with respect to the Contributed Assets.
(c)    Recipient agrees that the Contributed Intellectual Property Rights shall remain subject to all rights and encumbrances that, immediately prior to the Effective Date, have been or are required to be granted to any third party, including without limitation any release, license, covenant not to sue, standstill or similar right, whether express or implied, based on any obligation or commitment made in connection with any obligation or agreement existing immediately prior to the Effective Date, all of which shall remain in effect. In addition, Recipient agrees that, as between the Parties, Recipient is solely responsible for obtaining rights and licenses from any third parties that may be necessary for the full use and exploitation of the Contributed Assets, and that, other than with respect to the transfer of Contributed Contracts hereunder, Company shall have no obligations with respect to the procurement of any such rights or licenses.
(d)    Notwithstanding anything contained in this Agreement to the contrary, except as set forth in Exhibit C, this Agreement will not constitute or be construed as an attempt or agreement to assign any lease, contract, asset, or right, if by its terms or by legal or contractual requirement an attempted assignment, transfer or sublease would, without the consent or waiver of a third party or a Governmental Body, constitute a breach thereof or would render the same cancelable by such entity until such time as such consent or waiver is able to be obtained, including without limitation with respect to any transfer of User Data. Contributor will use its commercially reasonable efforts, and Recipient will reasonably cooperate with Contributor to obtain such consents and waivers and to resolve the impediments to the assignment, transfer, sale, delivery or sublease required by this Agreement and to obtain any other consents and waivers necessary to convey to Recipient all of the Contributed Assets. In the event that a Contributed Contract cannot be assigned by Contributor to Recipient (each, a “Non-Assignable Contract”), Contributor will use commercially reasonable efforts to exercise its rights under such Non-Assignable Contract, to the extent permitted under applicable law, for the benefit of Recipient; provided that Recipient will be responsible for any amounts accrued in connection with Contributor’s exercise of its rights for the benefit of Recipient.
(e)    Recipient acknowledges that, as of the Effective Date, Contributor has delivered to Recipient, by electronic transmission, the Contributed Technology and Contributed Documents. Contributor and Recipient shall prepare and retain in their business records contemporaneous documentation of such transfers. To the extent applicable, this Agreement is intended to constitute a “technology transfer agreement” within the meaning of California Revenue and Taxation Code Section 6011(c)(10) and California Board of Equalization Sales and Use Tax Regulations Section 1507 and therefore it is intended that the transactions effected pursuant to this Agreement shall not be subject to California sales and use tax. However, if and to the extent any sales, use, value added or other similar Tax applies to the transactions contemplated by this Agreement, Recipient shall bear one hundred percent (100%) of such taxes.
(f)
(i)    To the extent the Contributed Equity is held in certificated form, Contributor hereby irrevocably instructs Digital Asset Registration Technologies, Inc. (“DART”) to, and upon the Effective Date DART shall: (1) cancel any stock certificate issued to Contributor representing the Contributed Equity; and (2) issue and deliver to Recipient a duly executed stock certificate evidencing the Contributed Equity in the Recipient’s name.
(ii)    Contributor and Recipient agree that this Agreement shall constitute a stock power or other necessary authorization to transfer the Contributed Equity, as the case may be, and this Agreement authorizes DART and/or its transfer agent to record on the books and records of DART the transfer of the Contributed Equity from Contributor to Recipient.
(g)    Each Party will execute and cause to be delivered to the other Party such further instruments and documents and take such further action as the other Party may reasonably request in order to carry out or evidence any of the transactions contemplated by this Agreement.
(h)    Attorney-Client Privileged Information. Contributor shall: (i) use best efforts to maintain attorney-client privilege with respect to all attorney-client privileged information or work-product privileged information existing as of the Effective Date that relates to the Contributed Assets or the Recipient Business; and (ii) provide Recipient with at least thirty (30) days prior written notice before disclosing to any third party, or waiving any attorney-client privilege with respect to, any such attorney-client privileged information or work-product privileged information. In the event that Contributor subsequently waives privilege with respect to attorney-client privileged information or work-product privileged information related to the Contributed Assets or the Recipient Business, Contributor shall also provide such information to Recipient. Upon Recipient’s request, Contributor and Recipient shall negotiate and enter into a common interest agreement under which Recipient may have access to, while preserving the privilege thereof, attorney-client privileged information or work-product privileged information that Recipient and Contributor agree is necessary for Recipient’s use in connection with the Contributed Assets or the Recipient Business, at no additional cost to Recipient other than Contributor’s reasonable out-of-pocket expenses incurred in the course of fulfilling its obligations under such agreement.
Article III
IP LICENSES
(a)
(i)    From Contributor to Recipient. Subject to the terms and conditions of this Agreement, Contributor (on behalf of itself and the applicable Contributor Group member(s)) hereby grants to Recipient a non-exclusive, worldwide, perpetual, irrevocable, royalty-free, fully-paid up, sublicensable (through multiple tiers), transferable right and license under the Licensed Intellectual Property Rights to use and exploit the Contributed Assets in the continuation of the Recipient Business with respect to Recipient Products (and further versions of Recipient Products that are derived from or otherwise based on Contributed Technology), solely on an “as-is” basis and without any representation or warranty of any kind by Contributor or the other Contributor Group members.
(ii)    Shared Technology. The assignment and transfer of the Contributed Intellectual Property Rights from Contributor to Recipient provided in this Agreement are subject to a retained license to Contributor Group. Recipient (on behalf of itself and the other members of the Recipient Group) hereby grants to Contributor Group a non-exclusive, worldwide, perpetual, irrevocable, royalty free, fully paid up, sublicensable (through multiple tiers), transferable right and license under the Contributed Copyrights and Contributed Patents to use and exploit the Shared Technology in any manner in connection with the products, services, and businesses of any Contributor Group member.
(b)    Commercial Agreements. Upon the applicable Contributor Group member(s)’s reasonable request, Recipient or the applicable Recipient Group member will make available to the applicable Contributor Group member(s) the CME/Omnibus Software and/or the Portfolio Manager Software (each as listed on Exhibit A) on commercially reasonable terms to be negotiated by the applicable parties for use in connection with the products, services, and businesses of the applicable Contributor Group member(s). Upon the applicable Recipient Group member(s)’s reasonable request, Contributor or the applicable Contributor Group member will make available to the applicable Recipient Group member(s) the “Asset Manager” Software on commercially reasonable terms to be negotiated by the applicable parties for use in connection with the Recipient Business.
(c)    Reservation of Rights. Each Party hereby reserves all rights not expressly granted hereunder.
(d)    Contributed Equity. The Contributed Equity represents all the issued and outstanding equity interests of DART. Contributor has good and marketable right, title and interest (legal and beneficial) in and to all of the Contributed Equity, in each case free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind. Upon transfer of the Contributed Equity in accordance with this Agreement, Recipient will acquire good and marketable title to the Contributed Equity free and clear of all liens, pledges, security interests, charges, claims, equity or encumbrances of any kind.
Article IV
REPRESENTATIONS AND WARRANTIES OF CONTRIBUTOR
Contributor represents and warrants to Recipient as follows:
(a)    Organization, Good Standing and Qualification. Contributor is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.
(b)    Due Authorization. The execution, delivery of, and the performance of the obligations of Contributor under this Agreement has been authorized by all necessary corporation action prior to the date hereof and this Agreement constitutes the valid and legally binding obligation of Contributor, enforceable against Contributor in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.
(c)    No Conflicting Obligations. The execution, delivery of, and performance of the obligations of Contributor under this Agreement does not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Contributor is a party or by which Contributor is bound, and (ii) violate any statute, regulation, rule or other law.
Article V
REPRESENTATIONS AND WARRANTIES OF RECIPIENT
Recipient represents and warrants to Contributor as follows:
(a)    Organization, Good Standing and Qualification. Recipient is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted.
(b)    Due Authorization. The execution, delivery of, and the performance of the obligations of Recipient under this Agreement has been authorized by all necessary corporate action prior to the date hereof and this Agreement constitutes the valid and legally binding obligation of Recipient, enforceable against Recipient in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or others laws of general application relating to or affecting the enforcement of creditors’ rights generally and (ii) the effect of rules of law governing the availability of equitable remedies.
(c)    No Conflicting Obligations. The execution, delivery of, and performance of the obligations of Recipient under this Agreement does not (i) violate or conflict with, or cause a default under any agreement, instrument, order or decree to which Recipient is a party or by which Recipient is bound, and (ii) violate any statute, regulation, rule or other law.
Article VI
DISCLAIMER OF WARRANTIES AND DAMAGES
NEITHER CONTRIBUTOR NOR ANY OTHER CONTRIBUTOR GROUP MEMBER WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY), FOR COST OF COVER OR FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A RECIPIENT GROUP MEMBER OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY HEREIN. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES WERE AN ESSENTIAL ELEMENT IN SETTING CONSIDERATION UNDER THIS AGREEMENT.

Article VII
COVENANTS
(a)    Confidentiality.
(i)    Each of the Parties and its respective Group members (a “Discloser” when disclosing information to the other Party and the other Party’s Group members, and a “Receiver” when receiving information from Discloser) hereby agrees that the information obtained in connection with this Agreement, or pursuant to the negotiation and execution of this Agreement or the consummation of the transactions contemplated by this Agreement, including the terms of this Agreement (the “Confidential Information”), shall be governed by this Article VII(a). Each Party shall, and shall use commercially reasonable efforts to cause its Affiliates and its and their respective directors, officers, employees, agents, contractors, representatives or advisors (collectively, “Representatives”) to, hold in confidence and not disclose to any person outside its organization (other than its Representatives who have a need to know such information): (1) any Confidential Information of the Discloser; (2) the fact that discussions or negotiations between the Parties are taking or have taken place; (3) any of the terms (including price), conditions or other facts with respect to the transactions contemplated in this Agreement, whether oral or written, and including copies or drafts of this Agreement, the status of the discussions or negotiations or facts with respect to the transactions contemplated in this Agreement, or a Party's consideration of the transactions contemplated in this Agreement; or (4) the fact that information has been requested or made available to Receiver or its Representatives (except that either Party may make any disclosure otherwise prohibited under clauses (1), (2), (3) or (4) above, if, in the opinion of its legal counsel, such disclosure is required by applicable law or stock exchange regulation, provided, that either Party may disclose the existence of the Agreement in connection with consummating a bona-fide equity or debt financing transaction with the principal purpose of raising capital. Receiver shall, and cause its Representatives to use: (x) such information in evaluation and consideration of the transactions contemplated in this Agreement in accordance with the terms of this Agreement and (y) with respect to such information, no less than the same degree of care as Receiver uses with respect to its own confidential information to protect the confidentiality of such information.
(ii)    This Article VII(a) imposes no obligation upon Receiver with respect to Confidential Information that: (1) was in Receiver's possession or known to Receiver before receipt from Discloser; (2) is or becomes publicly available or otherwise available to Receiver on a non-confidential basis, but only if the disclosure of such Confidential Information did not result from a violation of Receiver's contractual, legal or fiduciary obligations, including the obligations set forth in this Agreement; (3) is received by Receiver from a third party without a duty of confidentiality; (4) is independently developed by Receiver without a breach of this Agreement; (5) only in the instance where a Contributor Group member is the Receiver, is or has been developed or conceived by employees of a Receiver Group member, in connection with the employees’ employment with or provision of services to Contributor Group before the Effective Date; (6) is disclosed during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; or (7) is disclosed by Receiver with Discloser's prior written approval.
(iii)    Notwithstanding the transfer of any Contributed Technology to Recipient hereunder that constitutes a Confidential Information, (1) such Confidential Information shall be deemed the Confidential Information of each of Contributor and Recipient, and nothing set forth in this Agreement shall restrict either of Contributor or Recipient in the possession or use of such Confidential Information from enforcing its rights in the event any third party misappropriates such Confidential Information from such Party, and (2) each Party shall treat such Confidential Information in a manner similar to how it treats its own Confidential Information of like importance, including using its reasonable business judgment in the protection, maintenance, use, and disclosure of such Confidential Information. Nothing in this Article VII(a) shall be deemed to limit or constrain either Party from exercising any license granted to it in this Agreement.
(b)    Tax Treatment. The transfer of the Contributed Assets and the assumption of the Assumed Liabilities pursuant to this Agreement is intended to be treated for U.S. federal and applicable state and local income tax purposes as a capital contribution by Contributor and/or a transfer by Contributor described in Section 351(a) of the Internal Revenue Code of 1986, as amended (and any comparable provision of applicable state or local tax law), preceded, in the case of any Contributed Asset or Assumed Liability held by a member of the Contributor Group other than Contributor, by a transfer of such Contributed Asset or Assumed Liability to Contributor.
Article VIII
GENERAL
(a)    Assignment. Neither Party may assign its rights or delegate its duties under this Agreement either in whole or in part without the prior written consent of the other Party, except that either of Contributor and Recipient may assign all of its rights and delegate all of its duties under this Agreement, without such consent, to: (i) the surviving entity in a merger, acquisition, consolidation or other such combination; or (ii) to an entity that acquires all or substantially all of such assigning Party's assets. Any attempted assignment or delegation without such consent will be void.
(b)    Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware without regard to conflict of laws. If any provision of this Agreement is for any reason found to be unenforceable, the remainder of this Agreement will continue in full force and effect. Any disputes arising hereunder shall be subject to the sole and exclusive jurisdiction of the State and Federal Courts located in New Castle County, Delaware, and each Party consents to such jurisdiction and waives any objection thereto.
(c)    Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid or unenforceable provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.
(d)    Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed:

(i)    if to Contributor, to the attention of Figure Technologies, Inc., at 650 California Street, San Francisco, CA 94108, Email: mcagney@figure.com.
(ii)    if to Recipient, to the attention of Figure Lending Corp., at 5 Bryant Park, New York, NY 10018, Email:legal@figure.com.
Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (1) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), (2) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, (3) if sent via facsimile, upon confirmation of facsimile transfer or (4) if sent by electronic mail on or prior to 5 p.m. Pacific time on a business day, when delivered, or if sent by electronic mail on a holiday or after 5 p.m. Pacific time, the next business day.
(e)    Complete Understanding; Modification. This Agreement, together with its exhibits, constitutes the complete and exclusive understanding and agreement of the Parties and supersedes all prior understandings and agreements, whether written or oral, with respect to the subject matter hereof. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by the Parties.
(f)    Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any person not a party hereto, except that it is intended that DART is an express third party beneficiary of the provisions of Article II(f) of this Agreement.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Contribution Agreement as of the date first above written.

FIGURE LENDING CORP. a Delaware corporation

By:	/s/ Thomas Milani
Name: Thomas Milani
Title: Authorized Signatory

FIGURE TECHNOLOGIES, INC. a Delaware corporation

By:	/s/ Michael S. Cagney
Name: Michael S. Cagney
Title: Chief Executive Officer
Signature Page to Contribution Agreement

Exhibit A
Contributed Assets
Exhibits to Contribution Agreement

Exhibit B
Recipient Products
Exhibits to Contribution Agreement

Exhibit C
Required Consents
Exhibits to Contribution Agreement